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                                                                    EXHIBIT 12.1

       STATEMENT REGARDING RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERENCE SHARE DIVIDENDS

RATIO OF EARNINGS TO FIXED CHARGES

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
                                                      3 MONTHS
                                                         ENDED              FOR THE YEAR ENDED DECEMBER 31,
                                                       MARCH 31,   -----------------------------------------------
                                                         2004       2003       2002      2001     2000      1999
                                                       ---------   -------   -------   -------   -------   -------
Earnings                                                175,458    623,448   376,998   165,784   127,228   104,241
Add back income taxes                                        --        (18)     (115)   14,262     4,648    (1,525)
Add back fixed charges - interest on Bank Facility        4,070     18,252    13,069     7,249    17,167     9,934
                       - interest on Trust Preferred      2,201      7,470     7,605     7,484     7,582     8,288
                       - other interest expense              --         --       349       349       349       349
   Earnings before income taxes and fixed charges       181,729    649,152   397,906   195,128   156,974   121,287

Fixed Charges
   Interest Expense - Bank Facility                       4,070     18,252    13,069     7,249    17,167     9,934
   Interest Expense - Trust Preferreds                    2,201      7,470     7,605     7,484     7,582     8,288
   Interest Expense - other (on Rent)                       121        483       483       346       349       349
      Total Interest                                      6,392     26,205    21,157    15,079    25,098    18,571
   Preference Share Dividends                             5,104     18,801    12,184     1,418        --        --
      Total Fixed Charges                                11,496     45,006    33,341    16,497    25,098    18,571

Ratio of Earnings to Fixed Charges                        28.43      24.77     18.81     12.94      6.25      6.53

Ratio of Earnings to Combined Fixed Charges and
Preference Share Dividends                                15.81      14.42     11.93     11.83      6.25      6.53
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